EXHIBIT 3.1a

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

ESTERLINE CORPORATION

      Pursuant to Section 103 of the General Corporation Law of Delaware, ESTERLINE CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

      FIRST: That the Stockholders of ESTERLINE CORPORATION duly adopted the following resolution on the 6th day of March, 1991, effecting an amendment to the Certificate of Incorporation:

      RESOLVED, that ARTICLE FIRST of the Company's Certificate of Incorporation is amended in its entirety to read:

      FIRST: The name of the corporation (herein called the "Corporation") is ESTERLINE TECHNOLOGIES CORPORATION.

      SECOND: Said resolution was duly adopted in accordance with the provisions of Section 242(b) of the General Corporation Law of the State of Delaware.

      In WITNESS WHEREOF, said ESTERLINE CORPORATION has caused this Certificate of Amendment to be signed by the President and attested to by its Secretary and its corporate seal be hereunto affixed this 6th day of March, 1991.

ESTERLINE CORPORATION
/s/ Wendell P. Hurlbut Wendell P. Hurlbut, President

(Corporate Seal)

ATTEST:

   /s/ Robert W. Stevenson
Robert W. Stevenson, Secretary